UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 8, 2007

INTEGRATED ELECTRICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13783	76-0542208
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1800 West Loop South, Suite 500
Houston, Texas	77027
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (713) 860-1500

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (c)          On February 8, 2007, Integrated Electrical Services, Inc. (the “Company”) announced the appointment of Dennis S. Baldwin as Vice President and Chief Accounting officer of the Company effective as of February 9, 2007. Mr. Baldwin, age 46, served from 2005 to 2007 as the Vice President, Corporate Controller and Chief Accounting Officer of Veritas DGC Incorporated, a provider of geophysical information and services to the petroleum industry. From 2002 to 2005, he served as the Vice President, Corporate Controller and Principal Accounting Officer of Universal Compression Holdings Incorporated, a provider of natural gas compression services to the domestic and international natural gas industry. From 1989 to 2002, Mr. Baldwin served in a variety of financial and accounting roles for CEMEX S.A.B. de C.V. and its predecessor, Southdown Incorporated, a worldwide producer of cement, ready-mix concrete and aggregates.

     On February 9, 2007, the Company entered into an employment agreement with Mr. Baldwin (the “Employment Agreement”). The Employment Agreement provides that Mr. Baldwin shall commence employment with the Company on February 9, 2007 (the “Effective Date”). The Employment Agreement has no definitive employment term and may be terminated at any time, upon written notice to the other party for any reason, at the option either of the Company or Mr. Baldwin. Pursuant to the Employment Agreement, Mr. Baldwin will serve as the Vice President and Chief Accounting Officer of the Company.

     The Employment Agreement provides for (i) an annual base salary of $225,000 per year (which may be increased in the sole discretion of the Company’s Compensation Committee), (ii) an annual bonus (the “Annual Bonus”) with a target annual bonus opportunity of 40% of annual base salary (the “Annual Bonus Opportunity”). On the Effective Date, Mr. Baldwin received a grant of 3,600 restricted shares of the Company’s common stock (“Restricted Shares”) under the 2006 Equity Incentive Plan (the “Equity Plan”), which vests 1/3 on each of the first, second and third anniversaries of the Effective Date. The terms of the Restricted Shares shall be governed by the Equity Plan and the award agreement to be executed on the Effective Date.

     If Mr. Baldwin terminates for Good Reason (as defined in the Employment Agreement) or if he is terminated by the Company without Cause (as defined in the Employment Agreement) or if within two years following the Effective Date a Change in Control (as defined in the Employment Agreement) occurs and Mr. Baldwin terminates his employment on such Change in Control, he is entitled to receive: (i) continued payment of base salary then in effect for 12 months immediately following the date of such termination, (ii) the greater of (x) a pro rata portion of his Annual Bonus Opportunity for the fiscal year in which such termination occurs or (y) the most recent Annual Bonus awarded to him, (iii) Company paid COBRA coverage and outplacement services for twelve (12) months immediately following the date of such termination or until Mr. Baldwin obtains comparable employment, whichever is shorter and (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan.

     If Mr. Baldwin terminates for Good Reason or if he is terminated by the Company without Cause within twelve months following a Change in Control, he is entitled to receive: (i) continued payment of base salary then in effect for 24 months immediately following the date of such termination, (ii) two times the most recent Annual Bonus awarded to him, (iii) Company paid COBRA coverage and outplacement services for twelve (12) months immediately following the date of such termination or until Mr. Baldwin obtains comparable employment, whichever is shorter and (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan.

     Mr. Baldwin is subject to non-compete and non-solicit restrictive covenants during the employment term and for a period of one year (or two years if terminated by the Company with Cause or if Mr. Baldwin resigns without Good Reason) following the termination of his employment. Mr. Baldwin is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

          The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is incorporated herein by reference and attached hereto as Exhibit 10.1.

          (e)          On February 8, 2007, the Company’s compensation committee amended the form of the restricted stock award agreement to contemplate book entry form. The form of the Restricted Stock Award Agreement, as amended, is incorporated herein be reference and attached hereto as Exhibit 10.2

Item 9.01 Financial Statements And Exhibits

          (d)           Exhibits.

Exhibit Number	Description

*10.1	Employment Agreement between the Company and Dennis S. Baldwin dated February 9, 2007

*10.2	Restricted Stock Award

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

By:	_/s/ Curt L. Warnock_________________
Senior Vice President and General Counsel

Date: February 14, 2007

* These exhibits relate to management contracts or compensatory plans or arragements.

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between the Company and Dennis S. Baldwin dated February 9, 2007

10.2	Restricted Stock Aware Agreement